Exhibit 3.1
ARTICLES OF AMENDMENT
OF
ELECTROMED, INC.

          Electromed, Inc., a corporation organized and existing under the laws of the State of Minnesota (the “Company”) hereby certifies as follows:

          The Board of Directors of the Company has adopted a resolution to amend the Company’s Articles of Incorporation and the Shareholders of the Company have voted to approve the amendment, such that Article 3 of the Articles of Incorporation of the Company reads in its entirety as follows:

ARTICLE 3 – CAPITAL STOCK

          3.1 Authorized Shares. The aggregate number of shares that the corporation has authority to issue shall be Fifteen Million (15,000,000) shares, consisting of 13,000,000 shares of common stock and 2,000,000 shares of undesignated stock. Such shares shall not have any par value, except that they shall have a par value of one cent ($.01) per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation, and except that they shall have such par value as may be fixed by the Corporation’s Board of Directors for the purpose of a statute or regulation requiring the shares of the corporation to have a par value.

          3.2 Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of stock of any class or series of the corporation, and rights to purchase securities of the corporation, to such persons, at such time, for such consideration, and upon such terms and conditions as the Board shall determine.

          3.3 Classes and Series of Shares. The Board of Directors of the corporation is further authorized to establish from among the authorized shares, by resolutions adopted and filed in the manner provided by law, one or more classes and/or series of shares, to designate each such class and/or series, and to fix the relative rights, preferences, and limitations of any such classes and/or series.

/s/ Robert D. Hansen
Robert D. Hansen, Chairman